Exhibit 99.3

CONSENT OF DIRECTOR-NOMINEE

This Consent of Director-Nominee is delivered in connection with the registration statement on Form S-4 of Old Second Bancorp, Inc. to be filed with the Securities Exchange Commission (as it may be amended from time to time, the “Registration Statement”) for the registration under the Securities Act of 1933, as amended, of the shares of Old Second Bancorp, Inc.’s common stock issuable in connection with the merger of West Suburban Bancorp, Inc. with and into Old Second Bancorp, Inc.

The undersigned consents to (a) the references made to the undersigned in the Registration Statement and related joint proxy statement/prospectus as having consented to serve as a director of Old Second Bancorp, Inc. effective immediately after the completion of the merger contemplated by the Registration Statement and such joint proxy statement/prospectus and (b) the filing of this consent as an exhibit to the Registration Statement.

October 1, 2021

By:	/s/ Keith Acker
Name:	Keith Acker